Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-59438) of Central Illinois Public Service Company of our report dated February 28, 2008 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.
PricewaterhouseCoopers LLP
St. Louis, Missouri
February 29, 2008

Union Electric Company, d/b/a AmerenUE	Missouri
Electric Energy, Inc. (40% interest)***	Illinois
Midwest Electric Power Inc.	Illinois
Joppa and Eastern Railroad Company	Illinois
Met South, Inc.	Illinois
Massac Enterprises LLC	Illinois
Fuelco LLC	Delaware
Union Electric Development Corporation****	Missouri

*	Eliminated in February 2008 through merger into a newly formed Ameren Energy Resources Company, LLC (Delaware), which is a direct subsidiary of Ameren Corporation.

**	Eliminated in February 2008 through merger into Ameren Energy Resources Company (Illinois), which was subsequently eliminated in February 2008 through merger into newly formed Ameren Energy Resources Company, LLC.

***	As of February 29, 2008, 80% interest in Electric Energy, Inc. will be held by newly formed Ameren Energy Resources Company, LLC.

****	Effective January 1, 2008, Union Electric Company issued a dividend of Union Electric Development Corporation stock to Ameren Corporation, which caused Union Electric Development Corporation to become a direct subsidiary of Ameren Corporation.
Subsidiaries not included on this list, considered in the aggregate as a single subsidiary, would not constitute significant subsidiary as of December 31, 2007.